UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Agree Realty Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act rules 14a6(i)(1) and 0-11

Dear Fellow Stockholders,

This letter responds to the recommendation issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 19, 2022, regarding the advisory vote on the compensation paid to our named executive officers (“NEOs”) at the annual meeting of stockholders of Agree Realty Corporation (“ADC” or the “Company”) scheduled for May 5, 2022.

The Compensation Committee of the Company’s Board of Directors (the “Committee”), for the reasons outlined below, strongly believes that ISS’ discussion of the advisory vote, Proposal 3, does not present the full picture of the information provided in our 2022 Proxy Statement filed with the Securities and Exchange Commission on March 23, 2022 (the “2022 Proxy”) and does not adequately contextualize certain features of our compensation program that are not materially changed from our historical practices.

For the reasons set forth herein, we recommend that you vote FOR Proposal 3.

The Company’s compensation determinations have consistently experienced strong support from stockholders.

•	At least 95% of votes cast on say-on-pay in each of the past 10 years have approved our executive compensation.
•	The Committee considered this overwhelming stockholder support in maintaining our overall compensation philosophy in 2021.

The Company’s compensation targets and actual payout determinations were supported by record operating results in 2021.

•	Full year AFFO of $3.51 per share increased 9.7% year-over-year, the highest AFFO growth by the Company in over 10 years.
•	The Company invested or committed a record $1.43 billion in 297 retail net lease properties.

The annual incentive program incorporated management business objectives (“MBOs”) that are rigorous and aligned with creating long-term shareholder value.

•	35% of CEO compensation was tied to MBOs, which are formulaic and were strictly adhered to by the Committee in determining compensation for the 2021 plan year. The MBOs for the 2021 plan year were as follows:

Management Business Objectives	Threshold	Target	Maximum	Actual
Portfolio Occupancy	96.5%	97.5%	98.5%	99.5%
Weighted Average Lease Term for the Portfolio (years)	8.5	9.0	9.5	9.3
Investment Grade Tenants as % of Annualized Base Rent	60.0%	62.5%	65.0%	67.0%
Development & Partner Capital Solutions Commenced	$20.0	$35.0	$50.0	$27.7
Acquisition Volume	$800.0	$1,000.0	$1,200.0	$1,387.2
Sale-Leaseback Transactions Closed	$25.0	$50.0	$150.0	$80.7
Net Debt to Recurring EBITDA at Year-End(1)	5.50x	5.00x	4.50x	3.4x
Fixed Charge Coverage Ratio at Year-End	4.50x	4.75x	5.00x	5.2x

$ in millions.

(1) Proforma for the settlement of any outstanding forward equity at year-end.

•	Of the eight MBOs set for the 2021 plan year, the Company achieved maximum performance on five objectives, performed above target on two objectives, and performed below target on one objective. Executive participants in the program were compensated consistently with these metrics. The Committee continues to monitor the appropriate MBOs and corresponding targets based on the Company’s performance and the broader operating environment, with a focus on creating long-term shareholder value.

The CEO’s maximum award opportunity is tempered by the lower percentage payout for target performance.

•	Our CEO signed a new employment agreement in 2020, which we disclosed at that time. In negotiating that agreement, the Committee considered that the CEO’s target opportunity is set at a below-market 150% of base salary. This design was intentional as the Committee determined that a 150% target with a 233% maximum payout (350% of base salary) was more shareholder friendly and designed to incentivize corporate outperformance than a 175% target with a 200% maximum (same 350% of base salary). With this intentional design, the Committee was choosing to not overpay for merely target performance, while at the same time properly rewarding exceptional results.
•	Notably, the executive compensation peer group utilized by ISS differs in important respects, including its inclusion of the CEO of Saul Centers, Inc. in its median CEO total pay analysis, despite the publicly available and generally understood fact that its CEO compensation level is intentionally and artificially low given the nature of the entity and the CEO ownership stake.

The Company’s TSR targets and plan design features are consistent with market practice.

•	ISS raises concerns regarding the Company’s long-standing practice of using total shareholder return (“TSR”) metrics that compensate participants at the target level if the Company produces median performance. However, when the Committee last evaluated this approach, 80% of our disclosed compensation peer group, and over 70% of the S&P 500 companies that use relative TSR, disclose a scale that targeted a 100% payout for median performance. This feature has remained unchanged since TSR metrics were first introduced into the Company’s compensation program.
•	ISS also criticizes the lack of a cap on payouts should absolute TSR be negative. However, ISS does not adequately discuss the fact that the 150% limit on the maximum award that can be granted acts as a de facto cap on TSR-based compensation, as the 150% limit is well below the commonly applied 200% maximum award level of many of the Company’s peers. In addition, the Committee has been advised that only 38% of our disclosed compensation peers have a cap on payouts for negative absolute returns and that the statistics are similar for S&P 500 companies that use relative TSR metrics. Based on these multiple reasons, the Committee determined that no cap was necessary in light of this design.
•	Nevertheless, the Committee will continue to monitor market (both peer and broader general industry) trends and evaluate any potential plan design features in future years, recognizing that there have been some changes to TSR design practices in recent years.

Additional features of the Compensation Program make clear the Company is properly focused on long-term incentives.

•	The concerns highlighted by ISS are further mitigated by the Company’s stockholder-friendly, long-term focus on retention and value creation. Performance awards are measured over a 3-year period with one-third of shares vesting in each of the three years following the measurement period. Further, the Company’s equity programs include 5-year ratable vesting, despite a vast majority of peers and broader market participants utilizing a 3-year vesting period.

The Company has utilized an appropriate peer group for its TSR equity incentive grants, and based on verifiable results, awarded 2019 performance units moderately above the target level.

•	ISS noted that the peer group analyzed by the Committee in connection with the design of the TSR equity incentive grants was not previously disclosed. The Company utilized a peer group with respect to its grants for the 2021 plan year described in the 2022 Proxy that consisted of the following companies:

○	EPR Properties
○	Essential Properties Realty Trust, Inc.
○	Four Corners Property Trust, Inc.
○	Getty Realty Corp.
○	National Retail Properties, Inc.
○	Realty Income Corporation
○	Spirit Realty Capital, Inc.
○	STORE Capital Corporation
○	W.P. Carey Inc.

The Committee continues to monitor the appropriate peers and will adjust its TSR peer group as necessary in connection with future grants. The Committee has full confidence that it has selected an appropriate peer group.

•	In addition, ISS noted that the Company had not previously disclosed the results for prior performance periods. In February 2019, the Committee awarded performance units to certain named executive officers, which were then measured over a three-year performance period ending on December 31, 2021. The value of the performance units was determined based on the Company’s three-year TSR relative to the constituents of the MSCI REIT index and its peer group. As the Company will specify in its forthcoming quarterly results consistent with past practice, the performance units were earned at approximately 106% of the original target award amount, based on unadjusted performance results relative to the aforementioned groups.

The Company expects to remain engaged on compensation and governance issues with its stockholders, and in response to ISS comments will consider additional disclosures in future proxy materials. Our dedication to stockholder engagement has been demonstrated in recent years by our appointment of a lead independent director, adoption and enhancement of stock ownership guidelines, an anti-pledging and anti-hedging policy and an executive compensation claw-back policy. We will continue to be responsive to stockholder concerns and align our well-received compensation practices with the long-term interests of our stockholders.

Sincerely,

Gregory Lehmkuhl

Compensation Committee Chair